Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of October 27, 2021, by and between REAL GOOD FOODS, LLC, a Delaware limited liability company (the “Company”), and Gerard G. Law (the “Executive”) and is effective as of (the “Effective Date”).

ARTICLE I

DUTIES AND TERMS

1.1 EMPLOYMENT. In consideration of their mutual covenants and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged, as of the Effective Date the Company shall employ Executive, and the Executive hereby accepts such employment as Chief Executive Officer upon the terms and conditions set forth in this Agreement.

1.2 POSITION AND RESPONSIBILITIES. As the Company’s Chief Executive Officer, Executive shall report to the Board of Directors of The Real Good Food Company, Inc., a Delaware corporation and the Company’s managing member (“RGF, Inc.”). The Executive’s primary work location will be the Company’s offices in Cherry Hill, New Jersey (or such other location as mutually agreed by the Executive and the Company from time to time), subject to business travel as needed for the Executive’s position and the Company’s remote working policies in effect from time to time. The Executive shall perform all of the duties reasonably assigned to him/her by the Board of Directors of RGF, Inc. (the “Board of Directors”), commensurate with his/her position as Chief Executive Officer. The Executive shall at all times carry out the duties assigned to him/her in a loyal, trustworthy and businesslike manner.

1.3 AT-WILL EMPLOYMENT. The Executive will be employed as an at-will employee of the Company. Subject to the provisions of Articles III and IV, as an at-will employee, Executive is free to terminate his employment with the Company at any time, for any reason, and the Company has the similar right to terminate Executive’s employment at any time, for any reason. Although the Company may choose to terminate Executive’s employment for cause, Executive’s employment is at-will and cause is not required.

1.4 PERSONNEL POLICIES. Except as otherwise provided herein, Executive shall be subject to the personnel policies of the Company applicable to management employees, and any amendments or revisions thereto. In the event of a conflict between this Agreement and the Company’s personnel policies, the terms of this Agreement shall control.

ARTICLE II

COMPENSATION

For all services rendered by the Executive in any capacity during the Executive’s employment under this Agreement, the Company will compensate the Executive as follows:

2.1 BASE SALARY. The Company will pay to the Executive an annual base salary paid in equal installments in accordance with the Company’s general payment policies in effect during the term hereof (the “Base Salary”). As of the Effective Date, the Base Salary shall be $776,000 (the “Minimum Base Salary”). The Base Salary shall be reviewed and re-established no less than annually by the Compensation Committee based on its review of current salaries and other compensation offered by peer group companies; however, the Base Salary shall not be less than the Minimum Base Salary. This provision does not alter the at-will nature of Executive’s employment or the provisions of Articles III and IV below.

2.2 MANAGEMENT BONUS PROGRAM. The Executive shall be eligible to receive a targeted annual bonus based on Company and individual performance criteria established annually by the Compensation Committee (the “Incentive Bonus”). As of the Effective Date, the Incentive Bonus shall be $1,250,000 (the “Minimum Target Incentive Bonus”). The amount of the Incentive Bonus shall be reviewed and re-established no less than annually by the Compensation Committee based on its review of bonus-related compensation offered by peer group companies; however, the Incentive Bonus shall not be less than the Minimum Target Incentive Bonus. Executive shall be paid the Incentive Bonus beginning with a bonus for the year 2021 to be paid on or before January 31, 2022, and annually thereafter on or before January 31 of the applicable year.

2.3 STOCK INCENTIVE PLAN. In addition to the existing awards set forth in Section 2.4, the Executive will be eligible to participate in the RGF, Inc.’s 2021 Stock Incentive Plan at a level commensurate with like-level executive employees, subject to the terms of the program as set by the Board of Directors. The number, terms and types of stock compensation awards granted may vary from year to year.

2.4 EXISTING OWNERSHIP AND AWARDS. As of the Effective Date, the Executive has been granted and owns 816,380 shares of RGF, Inc. Class B Common Stock (the “RGF Shares”) and 816,380 Class B Units of the Company (the “LLC Units” and, together with the RGF Shares, the “Prior Award”), and will be granted 394,333 Restricted Stock Units of RGF, Inc., which are subject to the terms, including with respect to vesting, set forth in that certain RSU Grant Agreement dated on or about November 5, 2021 (the “RSUs” and, together with the Prior Award, the “Existing Ownership”). The Executive agrees and acknowledges that the Prior Award is owned by Executive is satisfaction of any and all obligations of the Company (including its predecessor-in-interest) and RGF, Inc., on the one hand, and the Executive, on the other hand, including, without limitation, pursuant to that certain letter agreement by and between Company’s predecessor-in-interest and the Executive effective September 1, 2020 (the “Letter Agreement”) and that this Agreement shall amend and restate the Letter Agreement in its entirety. Other than the Existing Ownership, Executive owns no shares of capital stock of RGF, Inc., membership units of the Company, options or other rights to receive capital stock of RGF, Inc. or membership units of the Company, or any other rights whose value is based upon any of the foregoing.

2.5 ADDITIONAL BENEFITS. The Executive will be entitled to participate in all benefit and welfare programs, plans, and arrangements that are from time to time made available to the Company’s like-level executive employees. These benefits currently include medical, dental and life insurance; Section 125 Flexible Spending Plan; 401(k) Retirement Plan; an Executive Vacation Plan, and a Company-leased vehicle or car allowance in an amount not greater than $2,500 per month.

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1 GENERAL. While Executive is an at-will employee as provided in Section 1.3 above, the following conditions for termination of employment are set forth in order to determine the nature of Executive’s compensation entitlement upon termination of employment as discussed in Article IV below. Neither the provisions of Article III or Article IV of this Agreement shall alter the at-will nature of Executive’s employment with the Company. Upon termination of Executive’s employment, Executive will assist Company in every proper way to evidence such termination.

3.2 DEATH OF EXECUTIVE. The Executive’s employment under this Agreement will automatically terminate upon the death of the Executive.

3.3 BY EXECUTIVE. The Executive may terminate the Executive’s employment under this Agreement by giving Notice of Termination (as defined in Section 6.1 hereof) to the Company:

(a) for Good Reason (as defined in Section 6.1 hereof); and

(b) at any time without Good Reason.

3.4 BY COMPANY. The Company may terminate the Executive’s employment under this Agreement by giving Notice of Termination to the Executive:

(a) in the event of Executive’s Total Disability (as defined in Section 6.1 hereof);

(b) for Cause (as defined in Section 6.1 hereof); and

(c) at any time without Cause.

ARTICLE IV

COMPENSATION UPON TERMINATION OF EMPLOYMENT

If the Executive’s employment hereunder is terminated, in accordance with the provisions of Article III hereof, and except for any other rights or benefits specifically provided for herein to be effective following the Executive’s period of employment, the Company will provide compensation and benefits to the Executive only as follows:

4.1 UPON TERMINATION FOR DEATH OR DISABILITY. If the Executive’s employment hereunder is terminated by reason of the Executive’s death or Total Disability, the Company will:

(a) pay the Executive (or the Executive’s estate) or beneficiaries any Base Salary that has accrued but was not paid as of the termination date (the “Accrued Base Salary”);

(b) pay the Executive (or the Executive’s estate) or beneficiaries for unused vacation days accrued as of the termination date in an amount equal to the Executive’s Base Salary multiplied by a fraction the numerator of which is the number of accrued unused vacation days and the denominator of which is 260 (the “Accrued Vacation Payment”);

(c) subject to Section 4.6 hereof, reimburse the Executive (or the Executive’s estate) or beneficiaries for expenses incurred by him prior to the date of termination that are subject to reimbursement pursuant to this Agreement (the “Accrued Reimbursable Expenses”);

(d) provide to the Executive (or the Executive’s estate) or beneficiaries any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans or programs (the “Accrued Benefits”), together with any benefits required to be paid or provided in the event of the Executive’s death or Total Disability under applicable law;

(e) pay the Executive (or the Executive’s estate) or beneficiaries any Incentive Bonus with respect to a fiscal year prior to the fiscal year of termination that has been earned and accrued but has not been paid (the “Accrued Incentive Bonus”); plus the Executive’s Incentive Bonus for the applicable fiscal year of termination as previously established by the Compensation Committee (the “Target Bonus”);

(f) the Executive (or the Executive’s estate) or beneficiaries shall have the right to exercise all vested unexercised stock options and warrants outstanding at the termination date in accordance with terms of the plans and agreements pursuant to which such options or warrants were issued; and

(g) (A) the Executive (or the Executive’s estate) will vest in and have the right to exercise all of the Executive’s outstanding options, restricted stock units, stock appreciation rights, and warrants outstanding at the termination date that were otherwise unvested as of the date of such termination, (B) all of the Company’s rights to repurchase vested and unvested restricted stock or restricted stock units from the Executive shall lapse as to that number of shares in which such repurchase rights have yet to lapse and (C) any right of the Company to repurchase any common stock of the Company shall terminate including under any right of first refusal.

4.2 UPON TERMINATION BY COMPANY FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. If the Executive’s employment is terminated by the Company for Cause, or if the Executive terminates the Executive’s employment with the Company other than (x) upon the Executive’s death or Total Disability or (y) for Good Reason, the Company will:

(a) pay the Executive the Accrued Base Salary;

(b) pay the Executive the Accrued Vacation Payment;

(c) subject to Section 4.6 hereof, pay the Executive the Accrued Reimbursable Expenses;

(d) pay the Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

(e) pay the Executive any Accrued Incentive Bonus, and excluding any Incentive Bonus for the fiscal year of termination; and

(f) the Executive will have the right to exercise all vested unexercised options, restricted stock units, stock appreciation rights and warrants outstanding at the termination date in accordance with terms of the plans and agreements pursuant to which such options, restricted stock units, stock appreciation rights and warrants were issued.

4.3 UPON TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. In the event the Executive has incurred a Separation from Service (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) by reason of a termination of the Executive’s employment by the Company without Cause or by Executive for Good Reason, the Company will:

(a) pay the Executive the Accrued Base Salary;

(b) pay the Executive the Accrued Vacation Payment;

(c) subject to Section 4.6 hereof, pay the Executive the Accrued Reimbursable Expenses;

(d) pay the Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

(e) pay the Executive any Accrued Incentive Bonus;

(f) pay the Executive the greater of (A) the Target Bonus applicable to the fiscal year of termination or (B) the average of the actual Incentive Bonus for the previous three (3) years, in lump sum within sixty (60) days after Executive’s date of termination;

(g) pay the Executive severance, commencing within sixty (60) days following the termination date, of twelve (12) monthly payments each equal to one-twelfth (1/12th) of the Executive’s Annual Base Salary in effect immediately prior to the time such termination occurs and paid on the regular monthly payroll dates of the Company in accordance with the Company’s payroll practices as in effect on such termination date. Each installment payment made pursuant to this Section 4.3(g) shall be considered a separate payment for purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii));

(h) pay the Executive an amount representing the grossed-up out-of-pocket cost, including federal, state, and all applicable employment taxes, as computed by the Company, of COBRA for the Executive and the Executive’s eligible beneficiaries who were enrolled in the applicable medical plan as of the date of termination for twenty-four (24) months. Notwithstanding the foregoing, Executive shall be responsible for paying the COBRA premiums and timely electing to continue coverage under COBRA of the medical benefits provided to Executive in effect as of the date of termination; and

(i) (A) the Executive will vest in and have the right to exercise all of the Executive’s outstanding options, restricted stock units and stock appreciation rights that were otherwise unvested as of the date of such termination, (B) all of the Company’s rights to repurchase vested and unvested restricted stock or restricted stock units from the Executive shall lapse as to that number of shares in which such repurchase rights have yet to lapse and (C) any right of the Company to repurchase any common stock of the Company shall terminate including under any right of first refusal.

4.4 IN CONNECTION WITH A CHANGE OF CONTROL AND TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD

REASON. In the event the Executive has incurred a Separation from Service by reason of a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, in either case during a period beginning six (6) months prior to a Change of Control and ending two (2) years after a Change of Control, the Company will:

(a) pay the Executive the Accrued Base Salary;

(b) pay the Executive the Accrued Vacation Payment;

(c) subject to Section 4.6 hereof, pay the Executive the Accrued Reimbursable Expenses;

(d) pay the Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

(e) pay the Executive any Accrued Incentive Bonus;

(f) pay the Executive the greater of (A) three (3) times the Target Bonus applicable to the fiscal year of termination or (B) three (3) times the average of the actual Incentive Bonus for the previous three (3) years, in lump sum within sixty (60) days after Executive’s date of termination;

(g) pay the Executive severance of three (3) times Executive’s Annual Base Salary in effect immediately prior to the time such termination occurs, in lump sum within sixty (60) days after Executive’s date of termination;

(h) pay the Executive an amount representing the grossed-up out-of-pocket cost, including federal, state, and all applicable employment taxes, as computed by the Company, of COBRA for the Executive and the Executive’s eligible beneficiaries who were enrolled in the applicable medical plan as of the date of termination for eighteen (18) months. Notwithstanding the foregoing, Executive shall be responsible for paying the COBRA premiums and timely electing to continue coverage under COBRA of the medical benefits provided to Executive in effect as of the date of termination; and

(i) (A) the Executive will vest in and have the right to exercise all of the Executive’s outstanding options, restricted stock units and stock appreciation rights that were otherwise unvested as of the date of such termination, (B) all of the Company’s rights to repurchase vested and unvested restricted stock or restricted stock units from the Executive shall lapse as to that number of shares in which such repurchase rights have yet to lapse and (C) any right of the Company to repurchase any common stock of the Company shall terminate including under any right of first refusal.

4.5 RELEASE. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to subsections (f), (g) or (h) of Sections 4.3 and 4.4, Executive shall have executed, on or prior to the Release Expiration Date, a customary general release in favor of the Company in the form attached hereto as Exhibit A, and any waiting periods contained in such release shall have expired. To the extent that the Company requires execution of such release, the Company shall deliver such release to Executive within five (5) business days following the termination of

Executive’s employment hereunder. In the event that (a) Executive fails to execute such release on or prior to the Release Expiration Date, Executive shall not be entitled to any payments or benefits pursuant to subsections (f), (g) or (h) of Sections 4.3 and 4.4 and (b) the terms of such release are such that the permissible period for executing such release spans two tax years, then any payments or benefits pursuant to Sections 4.3 and 4.4 shall commence in the second of the two tax years.

4.6 ACCRUED REIMBURSABLE EXPENSES. Without limiting the Company’s obligation under Sections 4.1(c), 4.2(c), 4.3(c) and 4.4(c) hereof, the reimbursement of any Accrued Reimbursable Expenses shall be made no later than December 31 of the year following the year in which the expense was incurred.

4.7 SECTION 409A.

(a) Notwithstanding anything herein to the contrary, to the extent (i) any amount or benefit payable to the Executive pursuant to Sections 4.1, 4.2, 4.3 or 4.4 is treated as non-qualified deferred compensation subject to Section 409A of the Code, (ii) the Company’s securities are publicly traded on the date of the Executive’s termination of employment, (iii) the Executive is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and (iv) the Company determines that delayed commencement of any portion of the amounts payable to Executive pursuant to Sections 4.1, 4.2, 4.3 or 4.4 is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of the Executive’s payments and/or benefits described in Sections 4.2, 4.3 or 4.4, as the case may be, shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s date of termination, (B) the date of the Executive’s death or (C) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive on the first day following such expiration, and any remaining payments due under Sections 4.1, 4.2, 4.3 or 4.4 shall be paid as otherwise provided herein.

(b) Notwithstanding anything in this Section 4.7 to the contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Sections 4.1, 4.2, 4.3 or 4.4, as the case may be, shall be made in reliance upon the Section 409A Safe Harbor Limit (as defined in Article VI) and/or the exception for short-term deferrals (as set forth in Treasury Regulation Section 1.409A-1(b)(4)).

4.8 SECTION 280G.

(a) Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the accompanying regulations, and would, but for this Section 4.8 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b) Any determination required under this Section 4.8 shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before the change in control (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4.8. For purposes of making the calculations and determinations required by this Section 4.8, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 4.8.

(c) It is possible that after the determinations and selections made pursuant to this Section 4.8 the Executive will receive Covered Payments that are in the aggregate more than the amount provided under this Section 4.8 (“Overpayment”) or less than the amount provided under this Section 4.8 (“Underpayment”).

(i) In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Executive’s receipt of the Overpayment until the date of repayment.

(ii) In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Executive together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to the Executive until the payment date.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 OTHER AGREEMENTS. As further material consideration for the Company entering into this Agreement, the Executive will also execute the Company’s standard employee confidentiality agreement, inventions assignment agreement, employee handbook and any other agreements or policies required to be executed by all like level executives of the Company.

5.2 EMPLOYEE’S RESTRICTIVE COVENANTS UPON TERMINATION. If the Executive’s employment terminates, Executive agrees, notwithstanding the reason for termination, to keep all of the Company’s Confidential Information confidential in perpetuity in accordance with the Company’s policy.

ARTICLE VI

MISCELLANEOUS

6.1 DEFINITIONS. For purposes of this Agreement, the following terms will have the following meanings:

(a) “Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

(b) “Cause” will mean any willful breach of duty by the Executive in the course of the Executive’s employment, continued violation of written Company employment policies after written notice of such violation and an opportunity to cure of no less than thirty (30) days from the date of receipt of the written notice, violation of the Company’s Insider Trading Policies, conviction of a felony or any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude, engaging in activities which materially defame the Company, engaging in conduct which is materially injurious to the Company or its Affiliates, or any of their respective customer or supplier relationships, financially or otherwise, or the Executive’s gross negligence or continued failure to perform Executive’s duties or his continued incapacity to perform such duties after written notice of such violation and opportunity to cure of no less than thirty (30) days from the date of receipt of the written notice.

(c) “Change of Control” will mean if there is a merger, consolidation, sale of all or a major portion of the assets of the Company (or a successor organization) or similar transaction or circumstance where any person or more than one person acting as a group (within the meaning of Section 409A of the Code) acquires, in one or more transactions, beneficial ownership that, together with stock held by such person or group, constitutes more than Fifty Percent (50%) of the total fair market value or total voting power of the stock of the Company (or a successor organization). Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code.

(d) “Compensation Committee” means the Compensation Committee of the Board of Directors of RGF, Inc.

(e) “Good Reason” will mean, without the consent of the Executive, there is a reduction in the Executive’s Base Salary or there is material reduction of the Executive’s total compensation, benefits, and perquisites, the Company relocates the Executive’s primary required location of employment by greater than fifty (50) miles, there is a material change in the Executive’s authority duties or responsibilities, a material failure by the Company to pay the Executive’s compensation after notice to the Company by the Executive and a reasonable opportunity to cure, or a directive by the Company that the Executive violate any law or aid the Company or any person or entity in violating any law; provided, however, no such event shall constitute “Good Reason” hereunder unless the Executive shall have given written notice to the Company of Executive’s intent to resign for “Good Reason” within ninety (90) days after the Executive first becomes aware of the occurrence of any such event (specifying the nature and scope of the event), such event or occurrence shall not have been cured no later than thirty (30) days after the Company’s receipt of such notice and the Executive shall have resigned no later than six (6) months after the expiration of such thirty (30) day cure period.

(f) “Notice of Termination” will mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall generally set forth the basis for termination of the Executive’s employment under the provision so indicated.

(g) “Person” means any natural person, firm, partnership, association, corporation, company, limited liability company, limited partnership, trust, business trust, governmental authority, or other entity.

(h) “Release Expiration Date” shall mean the date which is twenty-one (21) days following the date upon which the Company delivers to Executive the release contemplated in Section 4.5 above, or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date which is forty-five (45) days following such delivery date.

(i) “Retirement” will mean normal retirement at age 65.

(j) “Section 409A Safe Harbor Limit” will mean, as determined in accordance with Treasury Regulation §1.409A-1(b)(9)(iii), an amount equal to two (2) times the lesser of (i) Executive’s annual rate of compensation for the taxable year immediately preceding the taxable year in which Executive’s employment is terminated by the Company, or (ii) the dollar amount in effect under Section 401(a)(17) of the Code for the taxable year in which Executive’s employment is terminated.

(k) “Severance” will mean payments after termination of Executive’s employment.

(l) “Total Disability” will mean the Executive’s failure substantially to perform the Executive’s duties hereunder on a full-time basis for a period exceeding one hundred eighty (180) consecutive days or for periods aggregating more than one hundred eighty (180) days during any twelve (12) month period as a result of incapacity due to physical or mental illness. If there is a dispute as to whether the Executive is or was physically or mentally unable to perform the Executive’s duties under this Agreement, such dispute will be submitted for resolution to a licensed physician agreed upon by the Company and the Executive, or if an agreement cannot be promptly reached, the Company and the Executive will promptly each select a physician, and if these physicians cannot agree, the physicians will promptly select a third physician whose decision will be binding on all parties. If such a dispute arises, the Executive will submit to such examinations and will provide such information as such physician(s) may request, and the determination of the physician(s) as to the Executive’s physical or mental condition will be binding and conclusive. Notwithstanding the foregoing, if the Executive participates in any group disability plan provided by the Company, which offers long-term disability benefits, “Total Disability” will mean total disability as defined therein.

6.2 KEY PERSON INSURANCE. The Company will have the right, in its sole discretion, to purchase “key person” insurance on the life of the Executive. The Company shall be the owner and beneficiary of any such policy. If the Company elects to purchase such a policy, the Executive will take such physical examinations and supply such information as may be reasonably requested by the insurer.

6.3 SUCCESSORS; BINDING AGREEMENT. This Agreement will be binding upon any successor to the Company and will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, beneficiaries, designees, executors, administrators, heirs, distributees, devisees and legatees.

6.4 MODIFICATION; NO WAIVER. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement will be deemed to have been waived, nor will there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument by the party charged with such waiver or estoppel. No such written waiver will be deemed a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any other term or condition.

6.5 SEVERABILITY. The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the employment arrangement that is the basis for this Agreement, will not affect the validity or enforceability of any other covenant or agreement contained herein.

6.6 FORM OF NOTICE TO PARTIES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram, to the following address:

If to the Executive:     Gerard G. Law

If to the Company:     Real Good Foods, LLC

                                    3 Executive Campus, Suite 155

                                    Cherry Hill, NJ 08002

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

6.7 ASSIGNMENT. This Agreement and any rights hereunder will not be assignable by either party without the prior written consent of the other party except as otherwise specifically provided for herein.

6.8 ENTIRE UNDERSTANDING. This Agreement constitutes the entire understanding between the parties hereto and no agreement, representation, warranty or covenant has been made by either party except as expressly set forth herein. Without limiting the generality of the foregoing, this Agreement restated and supersedes the terms of the Letter Agreement in its entirety and the obligations of each of the Company and the Executive set forth in the Letter have been fully satisfied, set forth anew in this Agreement, or otherwise hereby terminated and released

6.9 EXECUTIVE’S REPRESENTATIONS. The Executive represents and warrants that neither the execution and delivery of this Agreement nor the performance of the Executive’s duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound.

6.10 GOVERNING LAW. This Agreement will be construed in accordance with the laws of the State of New Jersey, without regard to the conflict of laws provisions thereof, with venue proper only in state and federal courts located in the State of New Jersey.

6.11 ARBITRATION.

(a) Except as provided in Section 6.11(c) below, the parties hereto agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, the interpretation, validity, construction, performance, breach, or termination thereof, or any other matter related to the Executive’s employment with the Company and RGF, Inc. shall be finally settled by binding arbitration, unless otherwise required by law, to be held in Cherry Hill, New Jersey (or such other location as may be mutually agreed) under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association as then in effect (the “Rules”). Executive may obtain a copy of the Rules by accessing the AAA website at www.adr.org., or by requesting a copy from the Board of Directors. By signing this Agreement, Executive acknowledges that s/he has had an opportunity to review the Rules before signing this Agreement. The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration, and judgment may be entered on the decision of the arbitrator(s) in any court having jurisdiction.

(b) The arbitrator(s) shall apply Delaware law to the merits of any dispute or claim, without reference to rules of conflicts of law. The decision of the arbitrator shall be in writing and shall provide the reasons for the arbitrator’s award unless the Parties otherwise agree in writing.

(c) This agreement to arbitrate shall be enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. Sections 1, et. seq.

(d) The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

(e) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO EMPLOYEE’S RELATIONSHIP WITH THE COMPANY, INCLUDING BUT NOT LIMITED TO, CLAIMS OF HARASSMENT, DISCRIMINATION, WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

REAL GOOD FOODS, LLC

By:	/s/ Bryan Freeman
Name: Bryan Freeman
Title: Executive Chairman

EXECUTIVE:

/s/ Gerard G. Law
Gerard G. Law

EXHIBIT A

GENERAL RELEASE

1. Employee’s employment with Real Good Foods, LLC, a Delaware limited liability company and/or The Real Good Food Company, Inc., a Delaware corporation (together, the “Company”) ceased effective as of                   .

2. Employee represents and agrees that Employee has received all compensation owed to Employee by the Company through Employee’s termination date, including all wages, bonuses, commissions, earned but unused vacation, reimbursable business expenses, and any other payments, benefits, or other compensation of any kind to which Employee was entitled from the Company.

3. Employee represents to the Company that Employee is signing this General Release (this “Agreement”) voluntarily and with a full understanding of and agreement with its terms for the purpose of receiving additional pay from the Company as described in Executive Employment Agreement dated October 27, 2021 (the “Agreement”).

4. In reliance on the Employee’s promises, representations, and releases in this Agreement, upon the Company’s receipt of this executed General Release, the Company will provide Employee with the payments described in the Agreement, less legally required withholding and payroll deductions.

5. In exchange for the consideration provided to Employee as set forth above, Employee agrees to waive and release all claims, known and unknown, which Employee has or might otherwise have had against the Company, including all of its former or current officers, directors, agents, employees and related entities (hereinafter collectively referred to as the “Released Parties”), arising prior to the date Employee executes this Agreement, regarding any aspect of Employee’s employment, compensation, the cessation of Employee’s employment with the Company, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 1981, the Fair Labor Standards Acts, the California Fair Employment and Housing Act, California Government Code section 12900, et seq., the Unruh Civil Rights Act, California Civil Code section 51, all provisions of the California Labor Code; the Employee Retirement Income Security Act, 29 U.S.C. section 1001, et seq., all as amended, any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action whatsoever that arose on or before the date Employee executes this Agreement.

6. It is further understood and agreed that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Employee. Such Section reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or

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her, would have materially affected his or her settlement with the debtor or released party.”

Notwithstanding Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Employee expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Employee does not know or suspect to exist in Employee’s favor against the Released Parties at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.

7. The release in this Agreement includes, but is not limited to, claims arising under federal, state or local law for age, race, sex or other forms of employment discrimination and retaliation. In accordance with the Older Workers Benefit Protection Act, Employee hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended, which he might otherwise have had against the Released Parties. Employee is hereby advised that he should consult with an attorney before signing this Agreement and that he has 21 days in which to consider and accept this Agreement by signing and returning this Agreement to the Company’s President. In addition, Employee has a period of seven days following his execution of this Agreement in which he may revoke the Agreement. If Employee does not advise the Company by a writing received by the Chief Human Resources Officer within such seven day period of the Employee’s intent to revoke the Agreement, or within such longer period as may be required by applicable law, the Agreement will become effective and enforceable upon the expiration of the seven days or longer applicable period.

8. This General Release shall not be construed as an admission by the Company of any improper, wrongful, or unlawful actions, or any other wrongdoing against Employee, and the Company specifically disclaims any liability to or wrongful acts against Employee on the part of itself, its employees and its agent.

9. This Agreement may be modified only by written agreement signed by both parties.

Dated:	EMPLOYEE:

Signature:
Print Name:

COMPANY:

Dated:	REAL GOOD FOODS, LLC

By:
Name:
Its:

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